UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        July 23, 2010

Kentucky USA Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-141480	20-5750488
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

321 Somerset Road, Suite 1, London, Kentucky 40741
(Address of principal executive offices) (Zip Code)

(606) 878-5987
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On July 23, 2010, Kentucky USA Energy, Inc. (the “Company”) entered into a farm-out agreement (the “Farm-Out Agreement”) with WW Petroleum Service, Inc., (“WWPS”) relating to six oil and gas leases (the “WWPS Leases”) in Christian County, Kentucky covering approximately 1,073 acres.  WWPS owns a one hundred percent (100%) working interest in the WWPS Leases.  Pursuant to the terms of the Farm-Out Agreement, the Company acquired the rights to drill, complete and produce wells to explore for oil and gas from any formation more than 1,250 feet below the surface.

Under the terms of the Farm-Out Agreement, the Company will pay WWPS an overriding royalty interest (“ORI”) of 1/8 of 8/8 from all production attained by the Company from any formation more than 1,250 feet below the surface.  The Company can drill only one well per lease at any one time.  Once a well is completed on a lease, the Company can drill an additional well on that lease.  The Company must drill at least three (3) wells per year for a period of three (3) years for a total of not less than nine (9) wells.  The Company must start drilling its first well on the WWPS Leases within one (1) year of the date of the Farm-Out Agreement, it must start six (6) wells within two (2) years and nine (9) wells within three (3) years.  Failure to meet this drilling timetable shall release all undeveloped acreage back to WWPS.

If the first well is a dry hole on the formations lying more than 1,250 feet below the surface, but there is production from zones above 1,250 feet, the Company can complete such well and produce from the formations between the surface and 1,250 feet and WWPS will be entitled to a 1/8 of 8/8 ORI on this well location.

In the event the first well produces from a formation lying more than 1,250 feet below the surface, then in that event the Company will have the first right to drill a twin well, for the purpose of drilling from the surface down to 1,250 feet.  In that event, WWPS will be entitled to a 1/8 of 8/8 ORI on production from the twin well.  This right to drill a twin well will last for three (3) years from the date of spudding in the original well.

With respect to one of the six leases, a 1/32 of 7/8 ORI, which would otherwise have been assigned to WWPS, will instead be assigned to the original owner of the lease for any well completed on this property.  Also, one formation known as the Jackson formation on one of the other six leases is reserved from this Agreement and remains in the possession of WWPS.

120 days after completion of a twin well or completion of an original well above 1,250 feet on any of the leases, the Company will be able to exercise rights to a new well location on such lease for the purpose of production from the surface to a depth of 1,250 feet.  The Company can secure only one location at a time for the purpose of production from the surface to a depth of 1,250 feet, unless otherwise agreed by WWPS in writing.  120 days after completion of each well drilled by the Company, the Company can exercise the right to one additional well location.

The Company has the right to twin or offset drill on each individual lease in the WWPS Leases only after drilling a well to test the New Albany Shale formation on each of the WWPS Leases.

All currently existing wells on the WWPS Leases, whether in production or not, are excluded from the Farm-Out Agreement.

The Company has agreed to purchase all gas produced above the New Albany Shale by WWPS at the well head price equal to the “Prospect” of the Texas Gas Transmission Zone SL (less cleaning fee and deduction for inert materials) first of the month index, or upon any other agreed upon index.  The Company will furnish and install meters, well head equipment, and up to four hundred feet of gathering line for such wells.  With respect to this gas, the Company will receive a 1/8 of 8/8 ORI.

With respect to the existing Corley #7 and Corley #8 wells owned by WWPS, the Company has agreed to finish the installation required to put said wells into production and to make any repairs made necessary by the installation of gathering lines that would be necessary to place said wells into complete operation.  WWPS has agreed to assign to the Company a 1/8 of 8/8 ORI in all gas produced from these two wells, from the Jackson Sand Formation only, for as long as gas is produced and sold by WWPS.

In event of a shut-in gas well, the Company will have five (5) years to place said well into production.  After five (5) years WWPS will have the option to take ownership of such well.

The foregoing description of the Farm-Out Agreement is qualified in its entirety by reference to the Farm-Out Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

To perform its obligations under the Farm-Out Agreement, the Company will need to raise additional capital.  In order to obtain this capital, the Company may need to sell additional shares of its common stock or other securities, or borrow funds from private lenders. There can be no assurance that the Company will be successful in obtaining additional funding in the required amounts or on acceptable terms, if at all.  If the Company is not able to raise capital and meet the terms of the Farm-Out Agreement, the Company’s business, results of operations, liquidity and financial condition will suffer materially.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Farmout Agreement by and between WW Petroleum Services, Inc. and Kentucky USA Energy, Inc. dated July 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kentucky USA Energy, Inc.

Date: July 30, 2010	By:	/s/ Steven Eversole
Steven Eversole
Chief Executive Officer